TRANSFER AND ASSUMPTION
                                       OF
                              MANAGEMENT AGREEMENT
                                    REGARDING
                              ENDEAVOR SERIES TRUST



         TRANSFER AND ASSUMPTION OF MANAGEMENT AGREEMENT, made as of
December 31, 1998, by and among Endeavor Series Trust, a Massachusetts business trust (the "Trust"), Endeavor Investment Advisers, a California general partnership ("EIA"), and Endeavor Management Co., a California corporation ("EMC").

                                                     RECITALS

         The Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

         The Trust consists of several distinct investment portfolios listed on Schedule A hereto (the "Funds").

         EMC holds a 50.01% interest in EIA and, as the managing partner of EIA, is responsible for its control and management, and EMC is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

         EIA entered into a Management Agreement with the Trust dated November 23, 1992, as amended and supplemented (the "Management Agreement"), under which EIA serves as the investment manager (the "Manager") for the Funds.

         EIA and the Trust desire that EIA's interest, rights, responsibilities and obligations in and under the Management Agreement be transferred to EMC, and EMC desires to assume EIA's interest, rights, responsibilities and obligations in and under the Management Agreement.

         This Agreement does not result in a change of actual control or management of the Manager for the Funds and, therefore, is neither an "assignment" as defined in Section 2(a)(4) of the Act nor an "assignment" for purposes of Section 15(a)(4) of the Act, and does not constitute a termination of the Management Agreement.

                                                    AGREEMENTS

         In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Transfer. Effective as of December 31, 1998 (the "Effective Date"), EIA hereby transfers to EMC all of EIA's interest, rights, responsibilities and obligations in and under the Management Agreement.

         2. Assumption and Performance of Duties. As of the Effective Date, EMC hereby accepts all of EIA's interest and rights, and assumes and agrees to perform all of EIA's responsibilities and obligations in and under the Management Agreement; EMC agrees to be subject to all of the terms and conditions of said Agreement.

         3. Consent. The Trust hereby consents to this transfer by EIA to EMC of EIA's interest, rights, responsibilities and obligations in and under the Management Agreement and to the acceptance and assumption by EMC of the same. The Trust agrees, subject to the terms and conditions of said Agreement, to look solely to EMC for the performance of the Manager's responsibilities and obligations under said Agreement from and after the Effective Date, and to recognize as inuring solely to EMC the interest and rights heretofore held by EIA thereunder.

         4. Limitation of Liability of Trustees, Officers and Shareholders. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust, as provided in the Agreement and Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and this Agreement has been executed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.

         5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers hereunto as of the date first above written.


                                      ENDEAVOR SERIES TRUST


                                      By:      _______________________
                                               Title:



                                      ENDEAVOR INVESTMENT ADVISERS
                                      By:   Endeavor Management Co.,
                                               Managing Partner


                                      By:      _______________________
                                               Title:



                                      ENDEAVOR MANAGEMENT CO.


                                      By:      _______________________
                                               Title:

                                                    SCHEDULE A

                                        PORTFOLIOS OF ENDEAVOR SERIES TRUST
                                              AS OF DECEMBER 31, 1998




Endeavor Money Market Portfolio
Endeavor Asset Allocation Portfolio
T. Rowe Price International Stock Portfolio
Endeavor Value Equity Portfolio
Dreyfus Small Cap Value Portfolio
Dreyfus U.S. Government Securities Portfolio
T. Rowe Price Equity Income Portfolio
T. Rowe Price Growth Stock Portfolio
Endeavor Opportunity Value Portfolio
Endeavor Enhanced Index Portfolio
Endeavor Select 50 Portfolio
Endeavor High Yield Portfolio